Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Heron Therapeutics, Inc. (the “Company” or “we” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.01 per share (“common stock”).

Description of Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended (the “certificate of incorporation”) and our amended and restated bylaws (the “bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

General

Authorized Shares. We are authorized to issue up to 400,000,000 shares of common stock.

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. In all matters other than an election of director, when a quorum is present at any meeting of our stockholders, the affirmative vote of a majority of the votes properly cast on the matter (excluding any abstentions or broker non-votes) will be the act of the stockholders, except as otherwise provided in the bylaws, the certificate of incorporation or a preferred stock designation, or as otherwise required by law. When a quorum is present at any meeting of stockholders for the election of directors, each director shall be elected by a majority of the votes cast; provided that, if the election is contested, the directors shall be elected by a plurality of the votes cast.

Dividends. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably all dividends, if any, as may be declared from time to time by our Board of Directors out of the funds legally available.

Other Rights. In the event of the liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Trust Company N.A.

Listing. Our common stock is currently listed on The Nasdaq Capital Market under the symbol “HRTX”.

Certain Provisions Affecting Control of the Company

Certificate of Incorporation and Bylaw Provisions. Some provisions of the DGCL and our certificate of incorporation and bylaws contain provisions that could make the following transactions or similar transactions more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.

Authorized but Unissued Shares. The authorized but unissued shares of common stock are available for future issuance without any further vote or action by our stockholders unless such vote or action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Advance Notice Procedures. The advance notice procedures in our bylaws with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all such stockholder notices. These requirements may have the effect of precluding stockholders from bringing proposals relating to the nomination of candidates for election as directors or new business before the stockholders at an annual or special meeting.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL. This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the corporation’s assets involving the interested stockholder;

•	in general, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.